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                                COMMAND TAX-FREE FUND


                                 Amended and Restated
                            Distribution and Service Plan

                                     INTRODUCTION


     The Distribution and Service Plan (the Plan) set forth below which is designed to conform to the requirements of Rule 12b-1 under the Investment Company Act of 1940 (the Investment Company Act) and Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (NASD) has been adopted by Command Tax-Free Fund (the Fund) and by Prudential Investment Management Services LLC, the Fund's distributor (the Distributor).

     The Fund has entered into a distribution agreement pursuant to which the Fund will employ the Distributor to distribute shares issued by the Fund (shares). Under the Plan, the Fund intends to pay to the Distributor, as compensation for its services, a distribution and service fee with respect to shares.

     A majority of the Board of Trustees of the Fund, including a majority of those Trustees who are not "interested persons" of the Fund (as defined in the Investment Company Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the Rule 12b-1 Trustees), have determined by votes cast in person at a meeting called for the purpose of voting on this Plan that there is a reasonable likelihood that adoption and continuation of this Plan will benefit the Fund and its shareholders. Expenditures under this Plan by the Fund for Distribution Activities (defined below) are primarily intended to result in the sale of shares of the Fund within the meaning of paragraph (a)(2) of Rule 12b-1 promulgated under the


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Investment Company Act.

     The purpose of the Plan is to create incentives to the Distributor and/or other qualified broker-dealers and their account executives to provide distribution assistance to their customers who are investors in the Fund, to defray the costs and expenses associated with the preparation, printing and distribution of prospectuses and sales literature and other promotional and distribution activities and to provide for the servicing and maintenance of shareholder accounts.

                                       THE PLAN

     The material aspects of the Plan are as follows:

1.   DISTRIBUTION ACTIVITIES

     The Fund shall engage the Distributor to distribute shares of the Fund and to service shareholder accounts using all of the facilities of the Distributor's distribution network, including sales personnel and branch office and central support systems, and also using such other qualified broker-dealers and financial institutions as the Distributor may select, including Prudential Securities Incorporated (Prudential Securities) and Pruco Securities Corporation (Prusec). Services provided and activities undertaken to distribute shares of the Fund are referred to herein as "Distribution Activities."

2.   PAYMENT OF SERVICE FEE

     The Fund shall reimburse the Distributor for costs incurred by it in providing personal service and/or maintaining shareholder accounts at a rate not to exceed .125 of 1% per annum of the average daily net assets of the shares (service fee). The Fund shall calculate and accrue daily amounts reimbursable by the shares of the Fund


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hereunder and shall pay such amounts monthly or at such other intervals as the
Board of Trustees may determine. Costs of the Distributor subject to reimbursement hereunder include account servicing fees and indirect and overhead costs associated with providing personal service and/or maintaining shareholder accounts.

3.   PAYMENT FOR DISTRIBUTION ACTIVITIES

      The Fund shall reimburse the Distributor for costs incurred by it in performing Distribution Activities at a rate which, together with the service fee (described in Section 2 hereof), shall not exceed .125 of 1% per annum of the average daily net assets of the shares of the Fund. The Fund shall calculate and accrue daily amounts reimbursable by the shares of the Fund hereunder and shall pay such amounts monthly or at such other intervals as the Board of Trustees may determine.

     Costs of the Distributor subject to reimbursement hereunder are costs of performing Distribution Activities and may include, among others:

     (a) amounts paid to Prudential Securities or Prusec in reimbursement of costs incurred by Prudential Securities or Prusec in performing services under a dealer agreement between Prudential Securities or Prusec and the Distributor for sale of shares of the Fund, including sales commissions, trailer commissions paid to, or on account of, account executives or agents and indirect and overhead costs associated with Distribution Activities, including central office and branch expenses;

     (b) advertising for the Fund in various forms through any available medium, including the cost of printing and mailing Fund prospectuses, statements of additional information and periodic financial reports and sales literature to persons other than current shareholders of the Fund; and

     (c) sales commissions (including trailer commissions) paid to, or on account of, broker-dealers and financial institutions (other than Prudential Securities or Prusec) which have entered into dealer agreements with the Distributor with respect to


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          shares of the Fund.

4.   QUARTERLY REPORTS; ADDITIONAL INFORMATION


     An appropriate officer of the Fund will provide to the Board of Trustees of the Fund for review, at least quarterly, a written report specifying in reasonable detail the amounts expended for Distribution Activities (including payment of the service fee) and the purposes for which such expenditures were made in compliance with the requirements of Rule 12b-1. The Distributor will provide to the Board of Trustees of the Fund such additional information as the Board shall from time to time reasonably request, including information about Distribution Activities undertaken or to be undertaken by the Distributor.

     The Distributor will inform the Board of Trustees of the Fund of the commissions and account servicing fees to be paid by the Distributor to account executives of the Distributor and to broker-dealers and financial institutions which have dealer agreements with the Distributor.

5.   EFFECTIVENESS; CONTINUATION

     The Plan shall not take effect until it has been approved by a vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the shares of the Fund.

     If approved by a vote of a majority of the outstanding voting securities of the shares of the Fund, the Plan shall, unless earlier terminated in accordance with its terms, continue in full force and effect thereafter for so long as such continuance is specifically approved at least annually by a majority of the Board of Trustees of the Fund and a majority of the Rule 12b-1 Trustees by votes cast in person


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at a meeting called for the purpose of voting on the continuation of the Plan.

6.   TERMINATION

     This Plan may be terminated at any time, without the payment of any penalty, by a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the shares of the Fund, or by the Distributor, on sixty (60) days' written notice to the other party. This Plan shall automatically terminate in the event of its assignment.

7.   AMENDMENTS

     The Plan may not be amended to change the combined service and distribution fees to be paid as provided for in Sections 2 and 3 hereof so as to increase materially the amounts payable under this Plan unless such amendment shall be approved by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the shares of the Fund. All material amendments of the Plan shall be approved by a majority of the Board of Trustees of the Fund and a majority of the Rule 12b-1 Trustees by votes cast in person at a meeting called for the purpose of voting on the Plan.

8.   RULE 12b-1 TRUSTEES

     While the Plan is in effect, the selection and nomination of the Trustees shall be committed to the discretion of the Rule 12b-1 Trustees.


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9.   RECORDS

     The Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to Section 4 hereof, for a period of not less than six years from the date of effectiveness of the Plan, such agreements or reports, and for at least the first two years in an easily accessible place.



Amended: June 1, 1998


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